Exhibit 99.1

Contact:	Amy Agallar
(414) 347-3706

Sensient Technologies Corporation
Reports Results for the Quarter Ended March 31, 2019

MILWAUKEE—May 1, 2019 — Sensient Technologies Corporation (NYSE: SXT) reported earnings per share of 78 cents in the first quarter of 2019 compared to 89 cents in last year’s first quarter.  Revenue was $347.5 million in this year’s first quarter compared to $356.5 million in the comparable period last year.  Operating income was $49.4 million in the first quarter of 2019 and $55.7 million in last year’s first quarter.  Foreign currency translation decreased revenue, operating income, and earnings per share by approximately 3% in the quarter.

The reported results include the impact of foreign currency, which is described in more detail under “Reconciliation of Non-GAAP Amounts” below. The non-GAAP amounts eliminate the impact of currency movements, depreciation and amortization, and non-cash stock-based compensation and enhance the overall understanding of the Company’s performance when viewed together with the GAAP results.  Refer to “Reconciliation of Non-GAAP Amounts” below.

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Sensient Technologies Corporation Earnings Release – Quarter Ended March 31, 2019 May 1, 2019	Page 2

BUSINESS REVIEW

Reported
Revenue	Quarter
Color	(2.2%)
Flavors & Fragrances	(2.5%)
Asia Pacific	(5.8%)
Total Revenue	(2.5%)

Local Currency (1)
Revenue	Quarter
Color	2.4%
Flavors & Fragrances	(0.2%)
Asia Pacific	(2.3%)
Total Revenue	0.8%

(1) Local currency percentage changes are described in more detail in the “Reconciliation of Non-GAAP Amounts” below.

The Color Group reported revenue of $143.9 million in the quarter compared to $147.2 million in last year’s first quarter.  Segment operating income was $30.2 million in the quarter compared to $33.7 million in last year’s comparable period.  Foreign currency decreased both revenue and operating income by approximately 5% in the period.  The Group’s local currency revenue growth was the result of double-digit revenue increases in natural colors in the Food & Beverage Colors business.  The growth in natural colors resulted in Food & Beverage Colors revenue increasing approximately 9% in local currency compared to the prior year’s comparable quarter.  Growth in this product line was partially offset by lower sales in the Cosmetic business.  Color Group operating income was lower in the quarter due to higher raw material costs, product mix, and continued softness in the global cosmetic makeup market.

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Sensient Technologies Corporation Earnings Release – Quarter Ended March 31, 2019 May 1, 2019	Page 3

The Flavors & Fragrances Group reported first quarter revenue of $183.6 million compared to $188.3 million reported in the comparable period last year.  Higher revenue in the flavors and fragrances product lines was offset by lower revenue in certain ingredient product lines.  Segment operating income was $23.1 million in the first quarter compared to $25.3 million reported in the first quarter of 2018.  The Group’s lower profit was primarily a result of lower sales and production volumes in certain ingredient product lines and higher input costs. These items were partially offset by the Natural Ingredients business, which reported higher profits compared to the comparable period last year.  Foreign currency translation decreased revenue by approximately 2% and decreased operating income by approximately 1% in the quarter.

The Asia Pacific Group reported revenue of $28.5 million in the quarter compared to $30.3 million reported in the comparable prior year period.  Segment operating income was $4.2 million and $4.9 million in the first quarters of 2019 and 2018, respectively.  Foreign currency translation decreased segment revenue by approximately 4% with minimal impact on operating income.

Corporate & Other reported operating costs of $8.1 million in the current quarter compared to $8.2 million in the first quarter of 2018.

“I am confident that our overall results will continue to improve throughout the year. We expect continued growth in flavors and natural colors and we expect to overcome the impact of higher input costs as the year progresses,” said Paul Manning, Chairman, President and CEO of Sensient Technologies Corporation.

2019 OUTLOOK

The Company reaffirms its previously issued local currency segment growth and earnings per share guidance for 2019.

The Company previously described three headwinds that will impact the comparison of 2019 results relative to 2018 results for consolidated operating income and earnings per share.  The first headwind relates to higher Corporate expense as a result of higher non-cash stock-based compensation in 2019 compared to 2018, which is now anticipated to be approximately ten to twelve cents of diluted earnings per share for the full year.  The second headwind relates to a higher tax rate, which is still anticipated to be approximately 24 cents for the full year.  The third headwind relates to currency, which is still expected to reduce diluted earnings per share by approximately five cents for the full year.

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Sensient Technologies Corporation Earnings Release – Quarter Ended March 31, 2019 May 1, 2019	Page 4

These headwinds will cause reported operating income and reported earnings per share to decline 8% to 11% in comparison to 2018 reported diluted earnings per share of $3.70 and cause adjusted diluted earnings per share to be down 4% to 7% in comparison to 2018 adjusted diluted earnings per share of $3.55. Diluted earnings per share as reported in US dollars are expected to be down a further 1% to 2%, or about five cents per share below local currency earnings per share.

As a result of these headwinds, in 2019, the Company introduced the metric of Adjusted EBITDA(2) as a supplemental measure of the performance of the Company’s underlying business in 2019.  This metric represents EBITDA before non-cash stock-based compensation.  The Company’s local currency guidance for this metric is mid-single digit growth in 2019.

(2)	Adjusted EBITDA represents operating income before depreciation and amortization and non-cash stock-based compensation expense. See the “Reconciliation of Non–GAAP Amounts” below for more information.

CONFERENCE CALL

The Company will host a conference call to discuss its 2019 first quarter financial results at 9:00 a.m. CDT on Wednesday, May 1, 2019.  To participate in the conference call, please contact InterCall Teleconferencing at (888) 818-9025 and refer to conference identification number 5866179.  A webcast of the conference call will be available on the Investor Information section of the Company’s web site at www.sensient.com.

A replay will be available beginning at 12:00 p.m. CDT on May 1, 2019, through 11:00 p.m. CDT on May 7, 2019, by calling (404) 537-3406 and referring to conference identification number 5866179.  An audio replay and written transcript of the call will be posted on the Company’s web site at www.sensient.com after the call concludes.

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Sensient Technologies Corporation Earnings Release – Quarter Ended March 31, 2019 May 1, 2019	Page 5

This release contains statements that may constitute “forward-looking statements” within the meaning of Federal securities laws including under “2019 Outlook” above. Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following: the pace and nature of new product introductions by the Company and the Company’s customers; the Company’s ability to successfully implement its strategy to create sustainable, long-term shareholder value; the Company’s ability to successfully implement its growth strategies; the outcome of the Company’s various productivity-improvement and cost-reduction efforts; changes in costs or availability of raw materials, including energy; industry and economic factors related to the Company’s domestic and international business; growth in markets for products in which the Company competes; industry and customer acceptance of price increases; actions by competitors, including increased intensity of competition; the loss of any customers in certain product lines in which our sales are made to a relatively small number of customers; product liability claims or product recalls; the costs of compliance, or failure to comply, with laws and regulations applicable to our industries and markets; changing consumer preferences and changing technologies; currency exchange rate fluctuations; estimates related to the Tax Cuts and Jobs Act and its effects on our results; and failure to complete and integrate future acquisitions or dispositions. The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations. This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. Except to the extent required by applicable laws, the Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized. Additional information regarding these risks can be found in our most recent Annual Report on Form 10-K/A and subsequent reports that we file with the SEC.

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company’s customers include major international manufacturers representing most of the world’s best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

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Sensient Technologies Corporation (In thousands, except percentages and per share amounts) (Unaudited)	Page 6

Consolidated Statements of Earnings	Three Months Ended March 31

	2019	2018	% Change

Revenue	$347,513	$356,477	-2.5%

Cost of products sold	232,288	233,406	-0.5%
Selling and administrative expenses	65,805	67,390	-2.4%

Operating income	49,420	55,681	-11.2%
Interest expense	5,402	5,555

Earnings before income taxes	44,018	50,126
Income taxes	11,211	11,932

Net earnings	$32,807	$38,194	-14.1%

Earnings per share of common stock:
Basic	$0.78	$0.89

Diluted	$0.78	$0.89

Average common shares outstanding:
Basic	42,239	42,879

Diluted	42,275	43,034

Reconciliation of Non-GAAP Amounts

The following table summarizes the percentage change in the 2019 results compared to the 2018 results for the corresponding periods.

	Three Months Ended March 31
Revenue	Total	Foreign Exchange Rates	Local Currency
Flavors & Fragrances	(2.5%)	(2.3%)	(0.2%)
Color	(2.2%)	(4.6%)	2.4%
Asia Pacific	(5.8%)	(3.5%)	(2.3%)
Total Revenue	(2.5%)	(3.3%)	0.8%

Operating Income
Flavors & Fragrances	(8.7%)	(1.1%)	(7.6%)
Color	(10.3%)	(4.7%)	(5.6%)
Asia Pacific	(13.4%)	(0.4%)	(13.0%)
Corporate & Other	(0.8%)	(0.2%)	(0.6%)
Total Operating Income	(11.2%)	(3.3%)	(7.9%)
Diluted EPS	(12.4%)	(3.4%)	(9.0%)
Adjusted EBITDA	(8.2%)	(2.9%)	(5.3%)

The following table summarizes the reconciliation between Operating Income (GAAP) and Adjusted EBITDA for the three months ended March 31, 2019 and 2018.

	Three Months Ended March 31
	2019	2018	% Change
Operating income (GAAP)	$49,420	$55,681	-11.2%
Depreciation and amortization	13,672	12,578	8.7%
Share-based compensation	687	1,254	-45.2%
Adjusted EBITDA	$63,779	$69,513	-8.2%

The Company has included each of these non-GAAP measures in order to provide additional information regarding the underlying operating results and comparable period-over-period performance. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. These non-GAAP measures should not be considered in isolation. Rather, they should be considered together with GAAP measures and the rest of the information included in this release and our SEC filings. Management internally reviews each of these non-GAAP measures to evaluate performance on a comparative period-to-period basis and to gain additional insight into underlying operating and performance trends, and we believe the information can be beneficial to investors for the same purposes. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

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Sensient Technologies Corporation (In thousands, except per share amounts) (Unaudited)	Page 7

Results by Segment	Three Months Ended March 31

Revenue	2019	2018	% Change

Flavors & Fragrances	$183,553	$188,346	-2.5%
Color	143,879	147,160	-2.2%
Asia Pacific	28,519	30,267	-5.8%
Intersegment elimination	(8,438)	(9,296)

Consolidated	$347,513	$356,477	-2.5%

Operating Income

Flavors & Fragrances	$23,125	$25,327	-8.7%
Color	30,199	33,672	-10.3%
Asia Pacific	4,218	4,872	-13.4%
Corporate & Other	(8,122)	(8,190)

Consolidated	$49,420	$55,681	-11.2%

The Company’s reportable segments consist of the Flavors & Fragrances, Color, and Asia Pacific segments.  During the third quarter of 2018, the Company completed the acquisition of Mazza Innovation Limited.  This business was included in Corporate & Other in 2018.  Beginning in the first quarter of 2019, the results of operations of this business are now reported in the Color segment.  The results for 2018 have been restated to reflect this change.

Consolidated Condensed Balance Sheets
March 31	2019	2018

Cash and cash equivalents	$33,896	$30,420
Trade accounts receivable, net	273,800	216,480
Inventories	468,324	467,996
Other current assets	50,276	45,023
Assets held for sale	-	2,022
Total Current Assets	826,296	761,941

Goodwill & intangible assets, net	432,005	433,001
Property, plant, and equipment, net	486,026	502,034
Other assets	96,544	78,412

Total Assets	$1,840,871	$1,775,388

Trade accounts payable	$108,381	$96,136
Short-term debt	20,082	20,237
Other current liabilities	68,989	86,865
Total Current Liabilities	197,452	203,238

Long-term debt	688,952	691,265
Accrued employee and retiree benefits	23,801	22,021
Other liabilities	52,942	31,408
Shareholders’ equity	877,724	827,456

Total Liabilities and Shareholders’ Equity	$1,840,871	$1,775,388

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Sensient Technologies Corporation (In thousands, except per share amounts) (Unaudited)	Page 8

Consolidated Statements of Cash Flows
Three Months Ended March 31	2019	2018
Cash flows from operating activities:
Net earnings	$32,807	$38,194
Adjustments to arrive at net cash provided by (used in) operating activities:
Depreciation and amortization	13,672	12,578
Stock-based compensation	687	1,254
Net (gain) loss on assets	(41)	70
Deferred income taxes	2,674	(4,346)
Changes in operating assets and liabilities	(26,375)	(66,441)

Net cash provided by (used in) operating activities	23,424	(18,691)

Cash flows from investing activities:
Acquisition of property, plant, and equipment	(8,300)	(11,058)
Cash receipts on sold receivables	-	44,406
Proceeds from sale of assets	45	45
Acquisition of new businesses	-	(11,000)
Other investing activity	(301)	789

Net cash (used in) provided by investing activities	(8,556)	23,182

Cash flows from financing activities:
Proceeds from additional borrowings	16,689	92,348
Debt payments	(12,577)	(12,280)
Purchase of treasury stock	-	(72,704)
Dividends paid	(15,218)	(14,274)
Other financing activity	(803)	(2,715)

Net cash used in financing activities	(11,909)	(9,625)

Effect of exchange rate changes on cash and cash equivalents	(964)	6,210

Net increase in cash and cash equivalents	1,995	1,076
Cash and cash equivalents at beginning of period	31,901	29,344
Cash and cash equivalents at end of period	$33,896	$30,420

The Company adopted Accounting Standards Update (ASU) 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments, in the first quarter of 2018 using monthly cash receipts as its unit of account. This ASU requires that certain cash receipts received on securitized accounts receivable, which were previously reported as cash flows from operating activities, are reported as cash flows from investing activities. In the second quarter of 2018, the Company updated its unit of account to daily cash receipts for the cash received related to the beneficial interest in the previously transferred receivables. As a result, the reported results as of June 30, 2018, included an adjustment of $35 million for collections on beneficial interest in previously transferred receivables for the three months ended March 31, 2018, which were previously reported as cash flows from operating activities.  The Consolidated Statement of Cash Flows for the three months ended March 31, 2018 have been updated to reflect this adjustment.

Supplemental Information
Three Months Ended March 31
	2019	2018

Dividends paid per share	$0.36	$0.33